Exhibit 10.3

FORM OF

OBSERVATION RIGHTS LETTER

Marijuana Company of America, Inc.

1340 West Valley Parkway, Suite 205

Escondido, CA 92029

June 29, 2021

Beach Labs Inc.

3450 S. Ocean Blvd., #122

Palm Beach, FL 33480

Attention: Ronald P. Russo, Jr.

Email: rr@cdistro.com

Re:	Observation Rights

Dear Mr. Russo:

This letter will confirm our agreement that effective upon the consummation of the merger and share exchange between Marijuana Company of America, Inc. (the “Company”), cDistro Merger Sub, Inc. (“Merger Sub”), and cDistro, Inc. (“cDistro”) resulting in the Company’s acquisition of cDistro from Beach Labs, Inc. ( “Beach Labs”), and for so long as you personally continue to serve as an executive member of cDistro’s management, you will be entitled to the following board observation rights, in addition to rights to certain non-public financial information, inspection rights and other rights that you may be entitled to pursuant to the Agreement and Plan of Merger, Exchange Agreement, and Earnout Agreement among the Company and Beach Labs, each dated as of the date hereof:

The Company shall permit one representative of the Beach Labs (the “Observer”) to attend all meetings of the Board of Directors in a non-voting observer capacity (except as expressly provided herein), which observation right shall include the ability to participate in discussions of the Board of Directors, and shall provide such representative with copies of all notices, minutes, written consents, and other materials that it provides to members of the Board of Directors, at the time it provides them to such members. The observation right must be exercised in person.

Observer agrees, on behalf of itself and any representative exercising the observation rights set forth herein, that so long as it shall exercise its observation right (i) it shall hold in strict confidence all information and materials that it may receive or be given access to in connection with meetings of the Board of Directors and to act in a fiduciary manner with respect to all information so provided (provided that this shall not limit its ability to discuss such matters with its officers, directors or legal counsel, as necessary), and (ii) the Board of Directors may withhold from it certain information or material furnished or made available to the Board of Directors or exclude it from certain confidential “closed sessions” of the Board of Directors if the furnishing or availability of such information or material or its presence at such “closed sessions” would jeopardize the Company’s attorney-client privilege or if the Board of Directors otherwise reasonably so requires.

The rights described herein shall terminate and be of no further force or effect upon the cessation of your employment as a member of management of cDistro.

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Very truly yours,

MARIJUANA COMPANY OF AMERICA, INC.

By:	/s/ Jesus M. Quintero
Name:	Jesus M. Quintero
Title:	CEO

ACKNOWLEDGED AND AGREED:

Beach Labs, Inc.

By:	/s/ Ronald P. Russo, Jr.
Name:	Ronald P. Russo, Jr.
Title:	CEO

[signature page to Beach Labs Observation Rights Letter]